Exhibit 99.1

Spectrum Pharmaceuticals Announces Debt Financing Agreement with SLR Capital Partners with $30 Million Funded at Closing

— Multiple tranche debt financing provides Spectrum with up to $65 million —

— Funding provides additional capital to optimize commercial launch of ROLVEDON™ —

— Cash runway extended through 2024 —

BOSTON – September 23, 2022 - Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI) (“Spectrum” or the “Company”), a biopharmaceutical company focused on novel and targeted oncology therapies, today announced that it has entered into a five-year debt financing agreement with investment affiliates managed by SLR Capital Partners, LLC (SLR) for a term loan facility of up to $65 million. The Company believes this transaction, combined with Spectrum’s existing cash balance, provides sufficient capital to optimize the commercial launch of ROLVEDON™ (eflapegrastim-xnst) injection, which received U.S. Food and Drug Administration (FDA) approval on September 9, 2022, as well as fund Spectrum’s operations through 2024.

“We are pleased to announce this financing agreement and to partner with SLR, an experienced healthcare and life sciences lender and investor. This capital commitment immediately strengthens our balance sheet and is anticipated to provide the additional resources necessary for a successful launch of ROLVEDON,” said Tom Riga, President and Chief Executive Officer of Spectrum Pharmaceuticals. “We expect this transaction will further extend our cash runway through 2024, offering operational flexibility during our transition to a commercial stage company.”

Under the terms of the agreement, Spectrum will have access to up to $65 million in debt financing, divided into four tranches, the first of which was a $30 million loan drawn upon closing on September 21, 2022. The remaining $35 million will be made available in three additional tranches subject to the achievement of pre-specified regulatory and financial milestones. The tranches are available for drawdown at Spectrum’s discretion at various points until November 15, 2023.

The loan facility maturity date is September 1, 2027, and payments consist of 36 monthly interest-only payments, followed by 24 monthly payments of principal and accrued interest. The Company holds the option to extend the interest only period for an additional year if certain financial milestones are achieved. In connection with the financing, and with each advance of the loan, Spectrum will issue warrants to the lenders under the financing to purchase shares of the Company’s common stock in an amount equal to 1.00% of the applicable lender’s loan amount divided by an exercise price calculated as of the applicable funding date.

Armentum Partners served as financial advisor to the Company on the transaction. Additional information regarding the transaction can be found in the Company’s current and future periodic reports with the Securities and Exchange Commission (SEC).

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing novel and targeted oncology therapies. Spectrum has a strong track record of successfully executing across the biopharmaceutical business model, from in-licensing and acquiring differentiated drugs, clinically developing novel assets, successfully gaining regulatory approvals and commercializing in a competitive healthcare marketplace. Spectrum has a late-stage pipeline with novel assets that serve areas of unmet need. This pipeline has the potential to transform the company in the near future. For additional information on Spectrum please visit www.sppirx.com.

Notice Regarding Forward-looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements relate to a variety of matters, including, without limitation, statements that relate to Spectrum’s business and its future, including the extension of the Company’s cash runway through 2024; future availability under SLR’s capital commitment, including the Company’s ability to achieve certain milestones required in order to extend the interest only period and to require additional funding under the loan; the success of the Company’s commercial launch of ROLVEDON and the sufficiency of SLR’s capital commitment to support the Company’s planned commercialization efforts; the potential therapeutic benefits of ROLVEDON; the potential market opportunity for ROLVEDON; the potential of the Company’s pipeline to transform the Company in the near future and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Spectrum and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. Risks that could cause actual results to differ include, but are not limited to, the possibility that ROLVEDON may not be more effective, safer or more cost efficient than competing drugs; our dependence on third parties for clinical trials, manufacturing, distribution and quality control; the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all; the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail and other risks that are described in further detail in the company’s reports filed with the SEC. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Spectrum in general, see the risk disclosures in the Annual Report on Form 10-K of Spectrum for the year ended December 31, 2021, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Spectrum.

2 Atlantic Avenue, 6th Floor • Boston, Massachusetts 02110 • Tel: (617) 586-3900 • www.sppirx.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and ROLVEDON™ are the Spectrum Pharmaceuticals’ logos and trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2022 Spectrum Pharmaceuticals, Inc. All Rights Reserved

Contacts:

Tom Riga

Chief Executive Officer

949.788.6700

InvestorRelations@sppirx.com

Lisa Wilson

In-Site Communications, Inc.

212.452.2793

lwilson@insitecony.com

2 Atlantic Avenue, 6th Floor • Boston, Massachusetts 02110 • Tel: (617) 586-3900 • www.sppirx.com • NASDAQ: SPPI